Exhibit 99.1

420 Lexington Avenue, New York City, NY 10170

FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Financial Officer

(212) 594-2700

or

Michelle M. LeRoy

Vice President, Investor Relations

(212) 594-2700

SL GREEN REALTY CORP. DECLARES

SECOND QUARTER DIVIDEND OF $0.54 PER SHARE

New York, NY — June 16, 2005 - SL Green Realty Corp. (NYSE:  SLG) announced today that the Board of Directors has declared a quarterly dividend of $0.54 per common share for the quarter ending June 30, 2005. The dividend is payable July 15, 2005 to shareholders of record at the close of business on June 30, 2005.

This distribution reflects the regular quarterly dividend, and represents the equivalent of an annualized distribution of $2.16. Based on yesterday’s closing price of $65.50, the annualized dividend yield per common share was 3.3%.

The Board of Directors also declared dividends on the Company’s Series C and D Preferred Stock for the period April 15, 2005 through and including July 14, 2005, of $0.4766 and $0.4922 per share, respectively. Dividends are payable July 15, 2005 to shareholders of record at the close of business on June 30, 2005. Distributions reflect the regular quarterly dividends, which are the equivalent of an annualized distribution of $1.9064 and $1.9688, respectively.

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Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan office properties. The Company owns 29 properties totaling 18.7 million square feet. The Company is the only publicly held REIT that specializes exclusively in this niche.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filing with the Securities and Exchange Commission.